                                                                     EXHIBIT 2.1

                      AGREEMENT AND PLAN OF REORGANIZATION

                                  by and among

                           New World Publishing, Inc.
                             a Colorado corporation


                                       and


            Communications Television, Inc., a California corporation















                          effective as of May 18, 1999

                      AGREEMENT AND PLAN OF REORGANIZATION

     THIS AGREEMENT AND PLAN OF REORGANIZATION, is made and entered into this 18th day of May 1999, by and between New World Publishing, Inc., a Colorado corporation ("New World") and Communications Television, Inc., a California corporation ("CTV"), and certain shareholders of CTV listed on the attached
Schedule I ("CTV Shareholders"), and specifically incorporated herein by reference (CTV and CTV Shareholders shall be hereinafter jointly referred to as "CTV Parties").

                                    PREMISES

     A. This Agreement provides for the reorganization of CTV with and into New World, with CTV becoming a wholly-owned subsidiary of New World, and in connection therewith, the exchange of the outstanding common stock of CTV into shares of common voting stock of New World, all for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("IRC"). On the terms and conditions set forth herein, the parties hereby adopt the Plan of Reorganization embodied in this Agreement.

     B. The boards of directors of CTV and New World have determined, subject to the terms and conditions set forth in this Agreement, that the exchange contemplated hereby, as a result of which CTV would become a wholly owned subsidiary of New World is desirable and in the best interests of their stockholders. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed exchange.

                                    AGREEMENT

     NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived herefrom, it is hereby agreed as follows:

                                    ARTICLE I

                  REPRESENTATIONS, COVENANTS AND WARRANTIES OF
                            CTV AND CTV SHAREHOLDERS

     CTV and each of CTV Shareholders, individually and neither jointly nor severally, represents and warrants to New World, except as disclosed in this Agreement or in the case of any representation qualified by its terms to a particular Schedule, as hereinafter defined, of CTV attached hereto, that the statements made in this Article I will be correct and complete at the Effective Date, as hereinafter defined, provided, however, if there is no Effective Date, then no party shall be liable for any inaccuracy.

     SECTION 1.1 SHAREHOLDERS. Each of the CTV Shareholders is the owner of all of the issued and outstanding shares of the capital stock of CTV attributed to such Shareholder on Schedule I; each CTV Shareholder has full legal title to all CTV Shares described in Schedule I as being owned by such CTV Shareholder free from any and all claims, liens or other encumbrances. CTV Shareholders have the unqualified right to sell, transfer, and dispose of their respective CTV Shares subject to the applicable securities laws and the laws of bankruptcy, insolvency and general creditors' rights. Each CTV Shareholder represents and warrants that, in regards to such CTV Shareholder's shares of CTV, such CTV Shareholder has full right and authority to execute this Agreement and to transfer his shares of CTV to New World.

     SECTION 1.2 ORGANIZATION. CTV is a corporation duly organized, validly existing, and in good standing under the laws of California and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the CTV Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, bylaws and amendments thereto of CTV as in effect on the date hereof. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not violate any provision of CTV's articles of incorporation or bylaws. CTV has full power, authority and legal right and has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement.

     SECTION 1.3 CAPITALIZATION. The authorized capitalization of CTV consists of 20 million common stock shares, $0.001 par value per share (the "CTV Common Shares"), and 5 million preferred stock shares (the "CTV Preferred Shares"), $0.001 par value per share. As of the date of this Agreement, 7,498,700 of the authorized common shares are issued and outstanding, and 699,000 of the preferred shares are issued and outstanding. Each share of CTV Preferred Shares is convertible into 1 share of CTV Common Shares. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Except as may be disclosed in CTV Schedules, CTV has no other securities, warrants or options authorized or issued.

     SECTION 1.4 SUBSIDIARIES AND PREDECESSOR CORPORATIONS. Except as otherwise set forth in the CTV Schedules, CTV does not have any other subsidiaries and does not own, beneficially or of record, any shares of any other corporation. For purposes herein, all references to CTV shall include CTV and all of its subsidiaries.

     SECTION 1.5  FINANCIAL INFORMATION.

                  (a) Attached hereto as Schedule 1.5 are unaudited financial statements from the inception of CTV until March 31, 1999 (the "CTV Financial Statements").

                  (b) CTV has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable;

                  (c) CTV has filed all state, federal and local income tax returns, including extensions of such tax returns, if any, required to be filed by it from inception to the date hereof, if any;

                  (d) The books and records, financial and others, of CTV are in all material respects complete and correct and have been maintained in accordance with good business accounting practices; and

                  (e) except as and to the extent disclosed herein and the CTV Schedules, CTV has no material contingent liabilities, direct or indirect, matured or unmatured.

     SECTION 1.6 INFORMATION. The information concerning CTV set forth in this Agreement and in the CTV Schedules to the best of CTV's knowledge, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 1.7 OPTIONS AND WARRANTS. Except as may otherwise be disclosed herein on Schedule 1.7, there are no existing options, warrants, calls or commitments of any character to which CTV is a party and by which it is bound. Pursuant to the existing option agreements (see Schedule 1.7 Options), appropriate adjustments shall be made in the number of shares for which such options may be exercised based upon the exchange rate at which each share of common stock CTV shall be exchanged for certain number of shares of New World (see Section 3.2 of this Agreement).

     SECTION 1.8 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in this Agreement, the CTV Schedules, or as otherwise disclosed to New World, since April 1, 1999:


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                  (a) there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of CTV; or (ii) any damage, destruction or loss to CTV (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of CTV;

                  (b) CTV has not: (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed or agreed to purchase or redeem any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of CTV; (iv) made any material change in its method of management, operation or accounting other than in its ordinary course of business; (v) entered into any other material transaction; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for, or with its officers, directors or employees.

                  (c) CTV has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent CTV balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights (except assets, properties or rights not used or useful in its business which, in the aggregate have a value of less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material, considering the business of CTV; or (vi) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities, including debentures (whether authorized and unissued or held as treasury stock); and

                  (d) to the best knowledge of CTV, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of CTV.



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     SECTION 1.9 TITLE AND RELATED MATTERS. Except as provided herein or in the
CTV Schedules, CTV has good and marketable title to and is the sole and exclusive owner of all of its properties, inventory, interests in properties and assets, real and personal including technical information, copyrights, trademarks, service marks and tradenames (collectively, the "Assets") which are reflected in the CTV Schedules or acquired after that date (except properties, interests in properties and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges or encumbrances except: (a) statutory liens or claims not yet delinquent; (b) such imperfections of title and easements as do not and will not, materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties; and (c) as described in the CTV Schedules. Except as set forth in the CTV Schedules, CTV owns free and clear of any liens, claims, encumbrances, royalty interests or other restrictions or limitations of any nature whatsoever, any and all products it is currently manufacturing, including the underlying technology and data, and all procedures, techniques, marketing plans, business plans, methods of management or other information utilized in connection with CTV's business. Except as set forth in the CTV Schedules, no third party has any right to, and CTV has not received any notice of infringement of or conflict with asserted rights of others with respect to any product, technology, data, trade secrets, know-how, proprietary techniques, trademarks, service marks, trade names or copyrights which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a materially adverse affect on the business, operations, financial conditions or income of CTV or any material portion of its properties, assets or rights.

     SECTION 1.10 LITIGATION AND PROCEEDINGS. To the best of CTV's knowledge and belief, there are no actions, suits, proceedings or investigations pending or threatened by or against CTV or affecting CTV or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign or before any arbitrator of any kind that would have a material adverse affect on the business, operations, financial condition or income of CTV. CTV does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

     SECTION 1.11  CONTRACTS.

                  (a) Except as included or described in the CTV Schedules, there are no material contracts, agreements, franchises, license agreements or other commitments to which CTV is a party or by which it or any of its assets, products, technology or properties are bound;

                  (b) Except as included or described in the CTV Schedules or reflected in the most recent CTV balance sheet, CTV is not a party to any oral or written: (i) contract for the employment of any officer or employee which is not terminable on thirty (30) days or less notice;
         (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended; (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation, other than one on which CTV is a primary obligor, for collection and other guaranties of obligations, which, in the aggregate do not exceed more than one year or providing for payments in excess of $10,000 in the aggregate; (v) consulting or other similar contracts with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreements; (vii) agreement with any present or former officer or director of CTV; or (viii) contract, agreement or other commitment involving payments by it of more than $10,000 in the aggregate; and

                  (c) To CTV's knowledge, all contracts, agreements, franchises, license agreements and other commitments to which CTV is a party or by which its properties are bound and which are material to the operations of CTV taken as a whole, are valid and enforceable by CTV in all respects, except as limited by bankruptcy and insolvency laws and by other laws affecting the rights of creditors generally.

     SECTION 1.12 MATERIAL CONTRACT DEFAULTS. Except as set forth in the CTV Schedules, to the best of CTV's knowledge and belief, CTV is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of CTV, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which CTV has not taken adequate steps to prevent such a default from occurring.

     SECTION 1.13 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which CTV is a party or to which any of its properties or operations are subject.

     SECTION 1.14 GOVERNMENTAL AUTHORIZATIONS. To the best of CTV's knowledge and except as provided herein or in the CTV Schedules, CTV has all licenses, franchises, permits or other governmental authorizations legally required to enable CTV to conduct its business in all material respects as conducted on the date hereof. Except for compliance with federal and state securities and corporation laws, as hereinafter provided, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by CTV of this Agreement and the consummation by CTV of the transactions contemplated hereby.

     SECTION 1.15 COMPLIANCE WITH LAWS AND REGULATIONS. To the best of CTV's knowledge, except as disclosed in the CTV Schedules, CTV has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of CTV or would not result in CTV's incurring any material liability.

     SECTION 1.16 INSURANCE. Except as disclosed on Schedule 1.16, CTV has no insurable properties and no insurance policies will be in effect at the Closing Date, as hereinafter defined.

     SECTION 1.17 APPROVAL OF AGREEMENT. The board of directors of CTV has authorized the execution and delivery of this Agreement by CTV and has approved the transactions contemplated hereby. The majority of CTV's shareholders approved the transactions contemplated hereby by the written consent action.

     SECTION 1.18 MATERIAL TRANSACTIONS OR AFFILIATIONS. Except as disclosed herein and in the CTV Schedules, there exists no material contract, agreement or arrangement between CTV and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by CTV to own beneficially, ten percent (10%) or more of the issued and outstanding CTV Common Shares and which is to be performed in whole or in part after the date hereof. In all of such transactions, the amount paid or received, whether in cash, in services or in kind, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to CTV than terms available from otherwise unrelated parties in arms length transactions. There are no commitments by CTV, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

     SECTION 1.19 LABOR RELATIONS. CTV has never had a work stoppage resulting from labor problems. To the best knowledge of CTV, no union or other collective bargaining organization is organizing or attempting to organize any employee of CTV.

     SECTION 1.20 PREVIOUS SALES AND ISSUANCE OF SECURITIES. Since inception, CTV has issued CTV Common Shares and Preferred Shares in reliance upon applicable exemptions from the registration requirements under the laws of the jurisdiction of California and other applicable state and federal securities laws, to the shareholders listed on Schedule I. The shares of CTV Common Stock and Preferred Stock issued to the CTV Shareholders are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person.

     SECTION 1.21 REORGANIZATION RELATED REPRESENTATIONS.

                  (a) following the Effective Date, CTV will continue its historic business or use a significant portion of its historic business assets in its business;

                  (b) CTV is not an investment company as defined in section 368(a)(2)(F)(iii) and (iv) of IRC;

                  (c) CTV is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the IRC.

     SECTION 1.22 CTV SCHEDULES. Upon execution hereof, CTV will deliver to New World the following schedules, which are collectively referred to as the "CTV Schedules" and which consist of separate schedules dated as of the date of this Agreement and instruments and data as of such date, complete, true and correct in all material respects:

                  (a) copies of the articles of incorporation, bylaws and all minutes of shareholders' and directors' meetings of CTV;

                  (b) the financial information of CTV referenced hereinabove in
         Section 1.4;

                  (c) a list indicating the name and address of the stockholders of CTV, together with the number of shares owned by them;

                  (d) the CTV Business Plan which includes, among other matters, information concerning all of CTV's material licenses, permits and other governmental authorizations, requests or applications therefor, pursuant to which CTV carries on or proposes to carry on its business (except those which in the aggregate, are immaterial to the present or proposed business of CTV), as well as a description of any material adverse change in the business operations, property, inventory, assets or condition of CTV since the most recent CTV balance sheet required to be provided pursuant to Section 1.7; and

     CTV shall cause the CTV Schedules and the instruments and data delivered to New World hereunder to be updated after the date hereof up to and including the Closing Date, as hereinafter defined.

     SECTION 1.23 TAXES. CTV has complied with applicable tax filing requirements, if any.

     SECTION 1.24 ADDITIONAL INFORMATION AVAILABLE. CTV will make available to New World the opportunity to ask questions and receive answers concerning acquisition of CTV shares in this transaction, and to obtain any additional information related thereto which CTV possesses or can acquire without unreasonable effort or expense.

     SECTION 1.25 LIMITATION ON LIABILITY. Notwithstanding anything to the contrary contained in this Agreement, CTV shall not have any liability for any misrepresentation or breach of any representation or warranty contained in this
Article I, if New World has actual knowledge of such misrepresentation or breach.



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

                                   ARTICLE II

                    REPRESENTATIONS, COVENANTS AND WARRANTIES
                                  OF NEW WORLD

     As an inducement to, and to obtain the reliance of CTV, New World represents and warrants as follows:

     SECTION 2.1 ORGANIZATION. New World is a corporation duly organized, validly existing and in good standing under the laws of the state of Colorado and has the corporate power and is duly authorized, qualified, franchised and licensed under all applicable laws, regulations, ordinances and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in the states in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. Included in the New World Schedules (as hereinafter defined) are complete and correct copies of the articles of incorporation, amended articles of incorporation (collectively, hereinafter referred to as the "articles of incorporation"), bylaws of New World as in effect on the date hereof and a certificate of Good Standing. The execution and delivery of this Agreement does not and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of New World's articles of incorporation or bylaws. New World has taken all action required by law, its articles of incorporation, its bylaws or otherwise to authorize the execution and delivery of this Agreement. New World has full power, authority and legal right and has taken all action required by law, its articles of incorporation, bylaws or otherwise to consummate the transactions herein contemplate.

     SECTION 2.2 CAPITALIZATION. The authorized capitalization of New World consists of 100 million shares of Common Stock, par value $0.0001 per share, of which 10,781,500 shares are issued and outstanding, and 10 million shares of Preferred Stock, $0.10 par value, of which no shares are issued nor outstanding. All issued and outstanding shares are legally issued, fully paid and nonassessable and are not issued in violation of the preemptive or other rights of any person. Except as may be disclosed in New World Schedules, New World has no other securities, warrants or options authorized or issued.

     SECTION 2.3 SUBSIDIARIES. At the Closing, other than as disclosed herein, New World shall own no securities or have any interest in any corporation, partnership, or other form of business organization, including its current subsidiaries.


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

     SECTION 2.4  FINANCIAL STATEMENTS.

                  (a) Attached hereto as Schedule 2.4 are audited financial statements for the years ended January 31, 1999 and January 31, 1998, together with the related footnotes and report thereon of the auditors rendering such reports (the "New World Financial Statements"). The New World Financial Statements are correct and complete in all respects and fairly present, in accordance with generally accepted accounting principles ("GAAP"), consistently applied, the consolidated financial position of New World as of such dates and the results of operations and changes in financial position for such periods all in accordance with GAAP. The New World Financial Statements comply with the requirements of Regulation S-X of the Securities and Exchange Commission and the provisions of the Securities Act of 1933 (the "1933 Act") and will be suitable for inclusion in any subsequent filing with any state or federal regulatory agency under the Securities Exchange Act of 1934 (the "1934 Act"). As of the date of this Agreement, New World does not have any source of revenues. Accordingly, New World's independent public accountant, issued an opinion in its Independent Auditor's Report dated February 8, 1999 questioning the ability of New World to continue as a going concern. AN INVESTMENT IN NEW WORLD SHARES INVOLVES A HIGH DEGREE OF RISK. CTV SHAREHOLDERS SHOULD REVIEW AND CAREFULLY CONSIDER THE DISCLOSURE MATERIALS ATTACHED HERETO AS EXHIBIT "A", INCLUDING THE RISK FACTORS CONTAINED THEREIN, PRIOR TO EXECUTING THIS AGREEMENT;

                  (b) The books and records, financial and others, of New World are in all material respects complete and correct and have been maintained in accordance with good business accounting practices;

                  (c) New World has no liabilities with respect to the payment of any federal, state, county, local or other taxes, current or accrued (including any deficiencies, interest or penalties);

                  (d) New World has filed all state, federal and local income tax returns, including extensions of such tax returns, if any, required to be filed by it from inception to the date hereof, if any;

                  (e) except as and to the extent disclosed herein and the New World Schedules, New World has no material contingent liabilities, direct or indirect, matured or unmatured.

     SECTION 2.5 INFORMATION. The information concerning New World as set forth in this Agreement and in the New World Schedules, to the best of New World's knowledge, is complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

     SECTION 2.6 OPTIONS AND WARRANTS. Except as may otherwise be disclosed herein on Schedule 2.6, there are no existing options, warrants, calls or commitments of any character to which New World is a party and by which it is bound.



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

     SECTION 2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as described herein or in the New World Schedules, since January 31, 1999:

                  (a) there has not been: (i) any material adverse change in the business, operations, properties, assets or condition of New World; or
         (ii) any damage, destruction or loss to New World (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets or condition of New World;

                  (b) New World has not: (i) amended its articles of incorporation or bylaws; (ii) declared or made, or agreed to declare or make, any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed or agreed to purchase or redeem any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of New World; (iv) made any material change in its method of management, operation or accounting other than in its ordinary course of business; (v) entered into any other material transaction;
         (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement or other employee benefit plan, payment or arrangement made to, for, or with its officers, directors or employees.

                  (c) Except as disclosed to CTV or as included in the New World Schedules, New World has not: (i) granted or agreed to grant any options, warrants or other rights for its stocks, bonds or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent New World balance sheet and current liabilities incurred since that date in the ordinary course of business; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, properties or rights (except assets, properties or rights not used or useful in its business which, in the aggregate have a value of less than $10,000); (v) made or permitted any amendment or termination of any contract, agreement or license to which it is a party if such amendment or termination is material, considering the business of New World; or (vi) issued, delivered or agreed to issue or deliver any stock, bonds or other corporate securities, including debentures (whether authorized and unissued or held as treasury stock); and

                  (d) to the best knowledge of New World, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets or condition of New World.

     SECTION 2.8 TITLE AND RELATED MATTERS. As of the Closing Date, New World will own no real, personal or intangible property, other than as disclosed herein.



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



     SECTION 2.9 LITIGATION AND PROCEEDINGS. There are no actions, suits or proceedings pending or, to the best of New World's knowledge and belief, threatened by or against or affecting New World, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind that would have a material adverse effect on the business, operations, financial condition, income or business prospects of New World. New World does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator or governmental agency or instrumentality.

     SECTION 2.10 CONTRACTS. On the Closing Date and other than as disclosed herein in Schedule 2.9 or otherwise:

                  (a) There are no material contracts, agreements, franchises, license agreements, or other commitments to which New World is a party or by which it or any of its properties are bound;

                  (b) New World is not a party to any contract, agreement, commitment or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree or award which materially and adversely affects, or in the future may (as far as New World can now foresee) materially and adversely affect, the business, operations, properties, assets or conditions of New World; and

                  (c) New World is not a party to any material oral or written:
         (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension, benefit or retirement plan, agreement or arrangement covered by Title IV of the Employee Retirement Income Security Act, as amended;
         (iii) agreement, contract or indenture relating to the borrowing of money; (iv) guaranty of any obligation for the borrowing of money or otherwise, excluding endorsements made for collection and other guaranties of obligations, which, in the aggregate exceeds $1,000; (v) consulting or other similar contract with an unexpired term of more than one year or providing for payments in excess of $10,000 in the aggregate; (vi) collective bargaining agreement; (vii) agreement with any present or former officer or director of New World; or (viii) contract, agreement, or other commitment involving payments by it of more than $10,000 in the aggregate.

     SECTION 2.11 NO CONFLICT WITH OTHER INSTRUMENTS. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust or other material contract, agreement or instrument to which New World is a party or to which any of its properties or operations are subject.

     SECTION 2.12 MATERIAL CONTRACT DEFAULTS. To the best of New World's knowledge and belief, New World is not in default in any material respect under the terms of any outstanding contract, agreement, lease or other commitment which is material to the business, operations, properties, assets or condition of New World, and there is no event of default in any material respect under any such contract, agreement, lease or other commitment in respect of which New World has not taken adequate steps to prevent such a default from occurring.

     SECTION 2.13 GOVERNMENTAL AUTHORIZATIONS. To the best of New World's knowledge, New World has all licenses, franchises, permits and other governmental authorizations that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, no authorization, approval, consent or order of, or registration, declaration or filing with, any court or other governmental body is required in connection with the execution and delivery by New World of the transactions contemplated hereby.

     SECTION 2.14 COMPLIANCE WITH LAWS AND REGULATIONS. To the best of New World's knowledge and belief, New World has complied with all applicable statutes and regulations of any federal, state or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets or condition of New World or would not result in New World's incurring any material liability.

     SECTION 2.15 INSURANCE. New World has no insurable properties and no insurance policies will be in effect at the Closing Date, as hereinafter defined.

     SECTION 2.16 APPROVAL OF AGREEMENT. The board of directors of New World has authorized the execution and delivery of this Agreement by New World and has approved the transactions contemplated hereby. The approval of this Agreement by New World's shareholders is not required.

     SECTION 2.17 MATERIAL TRANSACTIONS OR AFFILIATIONS. Except as stated herein or in the New World Schedules, as of the Closing Date there will exist no material contract, agreement or arrangement between New World and any person who was at the time of such contract, agreement or arrangement an officer, director or person owning of record, or known by New World to own beneficially, ten percent (10%) or more of the issued and outstanding common stock of New World and which is to be performed in whole or in part after the date hereof. New World has no commitment, whether written or oral, to lend any funds to, borrow any money from or enter into any other material transactions with, any such affiliated person.

     SECTION 2.18 LABOR RELATIONS. New World has never had a work stoppage resulting from labor problems. New World has no employees other than its officers and directors.

     SECTION 2.19 TAXES. (a) Except as provided in Schedule 2.19, New World has timely filed (within the applicable extension periods) with the appropriate governmental agencies all governmental tax returns, information returns, tax reports and declarations which are monetary liabilities. All governmental tax returns, information returns, tax reports and declarations filed by New World for years for which the statute of limitations has not run (the "Tax Returns") are correct in all material respects. New World has timely paid (or has collected and paid over in the case of sales, use or similar taxes) all taxes, additions to tax, penalties, interest, assessments, deposits, and other governmental charges imposed by law upon it or any of its properties, tangible or intangible assets, income, receipts, payrolls, transactions, capital, net worth and franchises, or upon the sale, use or delivery of any item sold by the Company, other than as may be disclosed in the Schedule of Taxes. Except as set forth in the Schedule of Taxes, no tax returns have been examined by the Internal Revenue Service or any other governmental authority. Except as may be disclosed in the Schedule of Taxes or in any document delivered to New World therewith, New World (i) is not currently being audited with respect to any tax, assessment or other governmental charge; (ii) has not received formal or informal notice from any governmental agency that an audit or investigation with respect to any tax, assessment or other governmental charge is to be initiated;
(iii) is not formally or informally discussing material pending ruling requests or other material tax or assessment issues with the Internal Revenue Service or any other governmental taxing authority in connection with any matter concerning any member of New World's group; or (iv) has not been formally or informally notified of any potential tax or assessment issue which the Internal Revenue Service or any other governmental taxing authority intends to raise in connection with any matter concerning any member of New World's group. Except
(i) as may be disclosed in the Schedule of Taxes, or (ii) in connection with any pending audit or investigation, New World has not granted or proposed any waiver of any statute of limitations with respect to, or any extension of a period for the assessment or collection of, or any offer in compromise of any governmental tax. The accruals and reserves for taxes reflected in the financial statements are adequate to cover substantially all taxes (including additions to tax, interest, penalties, and other charges or assessments, if any) which become due and payable or accruable by reason of the business conducted by New World through the Closing Date herein. New World is not now or has it ever been a corporation which meets the tests of Section 542(b)(2) of the Internal Revenue Code. New World has not participated in, or is required to participate in, for any period prior to the date of this Agreement the filing of any consolidated tax return other than (i) as set forth in the Schedule of Taxes, or (ii) as a member of an affiliated group of which New World is the common parent.

     SECTION 2.20 REPORTING ACT DOCUMENTS. Except as set forth in New World's Schedules, New World has, in all reporting act documents, complied in all material respects with the reporting requirements of the Exchange Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder. The information contained in each reporting act document of New World, to the best of New World's knowledge, is true and correct in all material respects as of the date thereof, and no reporting act document contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading as of the date thereof. To the best knowledge of current management of New World, there is no negative matters, such as pending investigation or formal inquiry, which are outstanding concerning Exchange Act reports filed by New World prior to the Closing.

     SECTION 2.21 NEW WORLD SCHEDULES. Upon execution hereof, New World shall deliver to CTV the following schedules, which are collectively referred to as the "New World Schedules" which are dated the date of this Agreement, all complete, true and accurate in all material respects:

                  (a) complete and correct copies of the articles of incorporation, bylaws and Certificate of Good Standing of New World as in effect as of the date of this Agreement;

                  (b) copies of all financial statements of New World identified in Section 2.4(a);

                  (c) the description of any material adverse change in the business, operations, property, assets, or condition of New World since January 31, 1999 required to be provided pursuant to Section 2.6; and

                  (d) any other information, together with any required copies of documents, required to be disclosed in the New World Schedules under this Agreement.

     New World shall cause the New World Schedules and the instruments to be delivered to CTV hereunder to be updated after the date hereof up to and including the Closing Date.

     SECTION 2.22 LISTING OF NEW WORLD'S COMMON STOCK. New World's Common Stock is listed and trading on the over-the-counter market of National Association of Securities' Dealers ("NASD") ("Bulletin Board").

     SECTION 2.23 ADDITIONAL INFORMATION AVAILABLE. New World will make available to each CTV Shareholder the opportunity to ask questions and receive answers concerning the acquisition of New World Common Stock in the transaction, and to obtain any additional information which New World possesses or can acquire without unreasonable effort or expense.

     SECTION 2.24 LIMITATION ON LIABILITY. Notwithstanding anything to the contrary contained in this Agreement, New World shall not have any liability for any misrepresentation or breach of any representation or warranty contained in this Article II, if CTV or any of the CTV Shareholders has actual knowledge of such misrepresentation or breach.

                                   ARTICLE III

                               EXCHANGE PROCEDURE

     SECTION 3.1 DELIVERY OF CTV SECURITIES. On the Closing Date, the holders of the CTV Common Shares and Preferred Shares shall deliver to New World (i) certificates or other documents evidencing all of the issued and outstanding CTV Common and Preferred Shares, duly endorsed in blank or with executed stock power attached thereto in transferrable form; and (ii) Investment Letters, the form of which is attached hereto as Exhibit "B".

     SECTION 3.2 ISSUANCE OF NEW WORLD COMMON SHARES. (a) In exchange for all of the CTV Common and Preferred Shares tendered pursuant to Section 3.1, New World shall instruct its Transfer Agent to issue an aggregate of 19,020,167 "restricted" New World Common Shares to the CTV shareholders on a pro rata basis and shall cause such shares to be delivered to CTV. Each share of CTV (whether Common or Preferred) shall be exchanged for 2.3201833 shares of New World (based on the total issuance of 19,020,167 New World Common Shares).

     (b) No fractional New World Common Shares shall be issued pursuant to this
Section 3.2. In lieu of such fractional shares, all shares to be issued shall be rounded up or down to the nearest whole share.
                                       14

     (c) The total of 19,020,167 shares to be issued to the CTV shareholders by New World (the "CTV Shares") are not being registered under the Securities Act of 1933, as amended (the "Act") and are issued in reliance on the exemptions from the registration requirements provided by Regulation D, and are to be issued as "restricted securities", as that term is defined in Rule 144 promulgated under the Act, and that the certificates representing the CTV Shares will bear a legend to that effect, substantially in the form set forth below:

         THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR (III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

                  SECTION 3.3  UNDERTAKINGS.

                  (a) Upon execution hereof or as soon thereafter as practical, management of New World and CTV shall execute, acknowledge and deliver (or shall cause to be executed, acknowledged and delivered) any and all certificates, opinions, financial statements, schedules, agreements, resolutions, rulings or other instruments required by this Agreement to be so delivered, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby, subject only to the conditions to Closing referenced hereinbelow.

                  (b) CTV hereby undertakes and provides assurances to New World that it will file a current report on Form 8-K within 15 days of the Closing in compliance with the Exchange Act, with the audited financial statements of CTV and the pro forma statements required by the Exchange Act and by Regulation S-B by amendment of the Form 8-K within the time parameters established by the Exchange Act, and will otherwise comply with the reporting requirements of the Exchange Act.

                  SECTION 3.4 CLOSING. The closing ("Closing") of the transactions contemplated by this Agreement shall be as of the date in which all of the shareholders of CTV have approved the terms of this Agreement, all conditions to Closing referenced in this Agreement have been satisfied or waived by CTV and all documentation referenced herein is delivered to the respective party herein, which shall be the date of May 18, 1999, unless a different date is mutually agreed to in writing by the parties hereto ("Closing Date").

                  SECTION 3.5  TERMINATION.

                  (a) This Agreement may be terminated by the board of directors of either New World or CTV at any time prior to the Closing Date if:

                           (i) there shall be any action or proceeding before
                  any court or any governmental body which shall seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; or

                           (ii) any of the transactions contemplated hereby are
                  disapproved by any regulatory authority whose approval is required to consummate such transactions; or

                           (iii) the conditions described in Article VI below
                  have not been satisfied in full; or

         In the event of termination pursuant to this paragraph (a) of this
         Section 3.5, no obligation, right, or liability shall arise hereunder and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting and execution of this Agreement and the transactions herein contemplated;

                  (b) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of New World if CTV shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of CTV contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days' written notice thereof is given to CTV. If this Agreement is terminated pursuant to this paragraph (b) of this
         Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder; and

                  (c) This Agreement may be terminated at any time prior to the Closing Date by action of the board of directors of CTV if New World shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of New World contained herein shall be inaccurate in any material respect, which noncompliance or inaccuracy is not cured after 20 days written notice thereof is given to New World. If this Agreement is terminated pursuant to this paragraph (c) of Section 3.5, this Agreement shall be of no further force or effect and no obligation, right or liability shall arise hereunder.

                  (d) This Agreement shall be terminated if the Closing of the transactions contemplated in this Agreement have not occurred by the Closing Date as that term is defined in Section 3.4.

                  SECTION 3.6 DIRECTORS OF NEW WORLD. Upon the Closing, the present members of New World's Board of Directors shall tender their resignations SERIATIM so that the following persons are appointed directors of New World in accordance with procedures set forth in the New World bylaws: David Baeza, Stanton Dodson and John Cooper. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his or her earlier death, resignation or removal.

                  SECTION 3.7 OFFICERS OF NEW WORLD. Upon the Closing, the present officers of New World shall tender their resignations and provide New World with applicable releases concerning their respective employment agreements. Simultaneous therewith, the following persons shall be elected as officers of New World in accordance with procedures set forth in the New World bylaws:

                   NAME                   OFFICE

                   Stanton Dodson         Chairman

                   David Baeza            Chief Executive Officer and President

                   William J. Cooper      Chief Financial Officer and  Secretary





                  SECTION 3.8 EFFECTIVE DATE. The parties hereto hereby agree that the Effective Date of the transaction proposed herein shall be 5:00 P.M. Pacific Standard Time on May 18, 1999, unless the parties agree otherwise, in writing.

                                   ARTICLE IV

                                SPECIAL COVENANTS

                  SECTION 4.1 ACCESS TO PROPERTIES AND RECORDS. New World and CTV will each afford to the officers and authorized representatives of the other full access to the properties, books and records of New World and CTV, as the case may be, in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other and each will furnish the other with such additional financial and operating data and other information as to the business and properties of New World and CTV, as the case may be, as the other shall from time to time prior to Closing reasonably request. In addition, New World shall provide to CTV subsequent to Closing all information necessary to allow CTV to properly prepare and file all reports required to be filed pursuant to the Exchange Act, including all information concerning New World's subsidiaries which existed prior to Closing.

                  SECTION 4.2 INFORMATION FOR NEW WORLD PUBLIC REPORTS. CTV will furnish New World with all information concerning CTV and the CTV Stockholders, including all financial statements, required for inclusion in any public report to be filed by New World pursuant to the Securities Act, the Exchange Act, or any other applicable federal or state law. CTV covenants that all information so furnished to New World, including the financial statements described in Section 1.4, shall be true and correct in all material respects without omission of any material fact required to make the information stated not misleading. Similarly, New World will provide all information concerning its history and operations reasonably requested by CTV.

                  SECTION 4.3 SPECIAL COVENANTS AND REPRESENTATIONS REGARDING THE NEW WORLD COMMON SHARES TO BE ISSUED IN THE EXCHANGE. The consummation of this Agreement, including the issuance of the New World Common Shares to the stockholders of CTV as contemplated hereby, constitutes the offer and sale of securities under the Securities Act, and applicable state statutes. Such transaction shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes which depend, INTER ALIA, upon the circumstances under which the CTV stockholders acquire such securities. In connection with reliance upon exemptions from the registration and prospectus delivery requirements for such transactions, at the Closing, CTV shall cause to be delivered, and the CTV stockholders shall deliver to New World, the Investment Letters and Purchasers' Questionnaires referenced in Section 3.1. The shareholders of CTV shall receive disclosure materials attached hereto as Exhibit "A".

                  SECTION 4.4 THIRD PARTY CONSENTS. New World and CTV agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the transactions herein contemplated.

                  SECTION 4.5  ACTIONS PRIOR TO CLOSING.

                  (a) From and after the date of this Agreement until the Closing Date and except as set forth in the New World or CTV Schedules or as permitted or contemplated by this Agreement, CTV and New World, to the extent applicable, will each use its best efforts to:

                           (i) carry on its business in substantially the same
                  manner as it has heretofore;

                           (ii) maintain and keep its properties in states of
                  good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

                           (iii) maintain in full force and effect insurance
                  comparable in amount and in scope of coverage to that now maintained by it;

                           (iv) perform in all material respects all of its
                  obligations under material contracts, leases and instruments relating to or affecting its assets, properties and business;

                           (v) maintain and preserve its business organization
                  intact, to retain its key employees and to maintain its relationship with its material suppliers and customers; and

                           (vi) fully comply with and perform in all material
                  respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations and orders imposed by federal or state governmental authorities.

                  (b) From and after the date of this Agreement until the Closing Date, neither New World nor CTV will, without the prior consent of the other party:

                           (i) except as otherwise specifically set forth
                  herein, make any change in their respective certificates or articles of incorporation or bylaws;

                           (ii) declare or pay any dividend on its outstanding
                  shares of capital stock, except as may otherwise be required by law, or effect any stock split or otherwise change its capitalization, except as provided herein;

                           (iii) enter into or amend any employment, severance
                  or similar agreements or arrangements with any directors or officers;

                           (iv) grant, confer or award any options, warrants,
                  conversion rights or other rights not existing on the date hereof to acquire any shares of its capital stock; or

                           (v) purchase or redeem any shares of its capital
                  stock, except as disclosed herein.

     SECTION 4.6  INDEMNIFICATION.

                  (a) CTV and its officers and directors hereby agree to indemnify New World and each of the officers, agents and directors of New World as of the date of execution of this Agreement against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject incurred as a result of CTV's breach of any representation, warranty or covenant made by CTV in this Agreement. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of 18 months; and

                  (b) New World and its officers and directors hereby agrees to indemnify CTV and each of the officers, agents, directors and current shareholders of CTV as of the Closing Date against any loss, liability, claim, damage or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened or any claim whatsoever), to which it or they may become subject incurred as a result of New World's breach of any representation, warranty or covenant made by New World in this Agreement and particularly the representation regarding no liabilities referred to in Section 2.4(b). The indemnification provided for in this Section shall survive the Closing and consummation of the transactions contemplated hereby and termination of this Agreement for a period of 18 months.

     SECTION 4.7 REVERSE STOCK SPLIT. New World and CTV agree that for a period of one (1) year from the Closing Date, there will be no reverse stock split of New World's common stock.

                                    ARTICLE V

                       CONDITIONS PRECEDENT TO OBLIGATIONS
                                  OF NEW WORLD

     The obligations of New World under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

     SECTION 5.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by CTV in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at the Closing Date (except for changes therein permitted by this Agreement), and CTV shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by CTV prior to or at the Closing. New World shall be furnished with a certificate, signed by a duly authorized officer of CTV and dated the Closing Date, to the foregoing effect.

     SECTION 5.2 CTV'S APPROVAL OF AGREEMENT. The Board of Directors and stockholders of CTV, if such stockholders' approval is so required under California law, shall have approved this Agreement and the transactions contemplated thereby as described in Section 4.1.

     SECTION 5.3 OFFICER'S CERTIFICATE. New World shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of CTV to the effect that no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of CTV, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the CTV Schedules, by or against CTV which might result in any material adverse change in any of the assets, properties, business or operations of CTV.

     SECTION 5.4 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of CTV.

     SECTION 5.5 OTHER ITEMS. New World shall have received such further documents, certificates or instruments relating to the transactions contemplated hereby as New World may reasonably request.

                                   ARTICLE VI

                   CONDITIONS PRECEDENT TO OBLIGATIONS OF CTV

              The obligations of CTV under this Agreement are subject to the satisfaction, at or before the Closing Date (unless otherwise indicated herein), of the following conditions:

     SECTION 6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties made by New World in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and New World shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by New World prior to or at the Closing. CTV shall have been furnished with a certificate, signed by a duly authorized executive officer of New World and dated the Closing Date, to the foregoing effect.

     SECTION 6.2 OFFICER'S CERTIFICATE. CTV shall be furnished with a certificate dated the Closing Date and signed by a duly authorized officer of New World to the effect that no litigation, proceeding, investigation or inquiry is pending or, to the best knowledge of New World, threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement or, to the extent not disclosed in the New World Schedules, by or against New World which might result in any material adverse change in any of the assets, properties, business or operations of New World.

     SECTION 6.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business or operations of nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business or operations of New World.

     SECTION 6.5 COMPLIANCE WITH REPORTING REQUIREMENTS. As of the Closing Date, New World shall be current in, and in compliance with all requirements of, all filings required to be tendered to the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

     SECTION 6.6 CANCELLATION. Simultaneous with the Closing of this Agreement, New World shall have received for cancellation an aggregate of 7,425,000 shares of its previously issued and outstanding common stock. As a result and on Closing Date, as defined herein, there will be no more than 3,356,500 common shares issued and outstanding

     SECTION 6.7 ADDITIONAL EQUITY INFUSION INTO CTV. At the Closing, CTV shall have received at least $500,000 in gross proceeds from the equity financing under the terms and conditions acceptable to CTV. The proceeds of such financing shall be deposited in the designated escrow account and released to CTV upon the Closing of the transaction contemplated hereby. CTV may, at its sole discretion, waive this condition at the Closing.

     SECTION 6.8 LOCK-UP AGREEMENTS. At the Closing, CTV shall receive Lock-up Agreements from certain New World shareholders.

     SECTION 6.9 NEW WORLD'S TRADING STATUS. As of the Closing Date, as defined herein, New World's Common Stock shall continue to be trading on NASD's Bulletin Board and New World shall comply in all respects with the New World's reporting, filing and other obligations under the by-laws or rules of the NASD.

     SECTION 6.10 NO LIABILITIES. As of the Closing Date, as defined herein the New World balance sheet and the notes thereto, shall reflect that New World has:
(i) no receivables; (ii) no accounts payable; (iii) except as stated herein or in the New World Schedules, no liabilities, whether absolute, accrued, known or unknown, contingent or otherwise, whether due or to become due, including, without limitation, liabilities as guarantor under any guaranty or other governmental charges. In the event New World is bound by or otherwise liable for any contract, lease or other agreement or any other liability at the date of Closing, New World's existing "inside" officers and directors shall execute and deliver a binding Indemnification and Hold Harmless Agreement at Closing relevant to such obligations.

     SECTION 6.11 OTHER ITEMS. CTV shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as CTV may reasonably request.

                                   ARTICLE VII


                                  MISCELLANEOUS

     SECTION 7.1 BROKERS AND FINDERS. Except as set forth in Schedule 7.1, each party hereto hereby represents and warrants that it is under no obligation, express or implied, to pay certain finders in connection with the bringing of the parties together in the negotiation, execution, or consummation of this Agreement. The parties each agree to indemnify the other against any claim by any third person not listed in Schedule 7.1 for any commission, brokerage or finder's fee or other payment with respect to this Agreement or the transactions contemplated hereby based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

     SECTION 7.2 LAW. FORUM AND JURISDICTION. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

     SECTION 7.3 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram addressed as follows:


If to New World:           New World Publishing, Inc.
                           1977 S. Vivian Street
                           Lakewood, CO 80228


With copies to:            Theresa Mehringer, Esq.
---------------
                           Smith McCullough P.C.
                           4643 S. Ulster St., Suite 900
                           Denver, CO 80237

If to CTV:                 Communications Television, Inc.
                           11872 La Grange Ave., 2nd Floor
                           Los Angeles, CA 90025

With copies to:            Michael Donahue, Esq. (Corporate Counsel)
                           Donahue, Mesereau & Leids, LLP
                           1900 Avenue of Stars, Suite 2700
                           Los Angeles, CA 90026

                           Iwona Alami, Esq.  (Special Securities Counsel)
                           Law Offices of Iwona J. Alami
                        120 Newport Center Dr., Suite 200
                             Newport Beach, CA 92660

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

       SECTION 7.4 ATTORNEYS' FEES. The prevailing party in any proceeding brought to enforce or interpret any provision of this Agreement shall be entitled to recover its reasonable attorney's fees, costs and disbursements incurred in connection with such proceeding, including but not limited to the costs of experts, accountants and consultants and all other costs and services reasonably related to the proceeding, including those incurred in any bankruptcy or appeal, from the non-prevailing party or parties.

       SECTION 7.5 CONFIDENTIALITY. Each party hereto agrees with the other parties that, unless and until the reorganization contemplated by this Agreement has been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

       SECTION 7.6 SCHEDULES; KNOWLEDGE. Each party is presumed to have full knowledge of all information set forth in the other party's schedules delivered pursuant to this Agreement.

       SECTION 7.7 THIRD PARTY BENEFICIARIES. This contract is solely between New World and CTV and, except for the CTV shareholders or as otherwise specifically provided herein, no director, officer, stockholder, employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

      SECTION 7.8 ENTIRE AGREEMENT. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understandings, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

      SECTION 7.9 SURVIVAL; TERMINATION. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated for three years.

       SECTION 7.10 COUNTERPARTS; FACSIMILE SIGNATURES. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument. This Agreement may be executed by providing facsimile signatures by the parties hereto, however, the original signatures shall be delivered within five (5) business days from the date of execution of this Agreement.

        SECTION 7.11 AMENDMENT OR WAIVER. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

       SECTION 7.12 INCORPORATION OF RECITALS. All of the recitals hereof are incorporated by this reference and are made a part hereof as though set forth at length herein.

       SECTION 7.13 EXPENSES. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation therefor.

    SECTION 7.14 HEADINGS; CONTEXT. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify, interpret or construe the meaning of this Agreement.

       SECTION 7.15 BENEFIT. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

       SECTION 7.16 PUBLIC ANNOUNCEMENTS. Except as may be required by law, neither party shall make any public announcement or filing with respect to the transactions provided for herein without the prior consent of the other party hereto.

       SECTION 7.17 SEVERABILITY. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

      SECTION 7.18 FAILURE OF CONDITIONS; TERMINATION. In the event any of the conditions specified in this Agreement shall not be fulfilled on or before the Closing Date, either of the parties have the right either to proceed or, upon prompt written notice to the other, to terminate and rescind this Agreement without liability to any other party. The election to proceed shall not affect the right of such electing party reasonably to require the other party to continue to use its efforts to fulfill the unmet conditions.

       SECTION 7.19 NO STRICT CONSTRUCTION. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

       SECTION 7.20 EXECUTION KNOWING AND VOLUNTARY. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprized of its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

       SECTION 7.21 JOINT PREPARATION. This Agreement is to be deemed to have been prepared jointly by the parties hereto and any uncertainty or ambiguity existing herein, if any, shall not be interpreted against any party, but shall be interpreted according to the application of the rules of interpretation for arm's length agreements.

       SECTION 7.22 ARBITRATION AND VENUE. Any controversy arising out of or relating to this Agreement or any modification or extension thereof, including any claim for damages and/or rescission, shall be settled by arbitration in Los Angeles, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association before one arbitrator. The arbitrator sitting in any such controversy shall have no power to alter or modify any express provisions of this Agreement or to render any award which by its terms effects any such alteration, or modification. The parties consent to the jurisdiction of the Superior Court of California, and of the United States District Court for the Central District of California for all purposes in connection with such arbitration including the entry of judgment on any award. The parties consent that any process or notice of motion or other application to either of said courts, and any paper in connection with arbitration, may be served by certified mail or the equivalent, return receipt requested, or by personal service or in such manner as may be permissible under the rules of the applicable court or arbitration tribunal, provided a reasonable time for appearance is allowed. Each of the parties shall, subject to the award of the arbitrators, pay an equal share of the arbitrators' fees except the arbitrators shall have the power to award recovery of all costs (including the attorneys' fees, administrative fees, arbitrators' fees and court fees) to the prevailing party, as determined by the arbitrators. This section shall survive the termination of this Agreement.

                  IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, and entered into as of the date first above written.

                           NEW WORLD PUBLISHING, INC.

ATTEST:

/s/ Judith F. Harayda                        By: /s/ John B. Quam
--------------------------                      --------------------------------
Secretary or                                             President
Assistant Secretary





ATTEST:                                     COMMUNICATIONS TELEVISION, INC.

/s/ William Cooper                          By: /s/ David Baeza
--------------------------                      --------------------------------
Secretary or                                             President
Assistant Secretary

CTV SHAREHOLDERS:


Name:____________________________


By:____________________________


Its:____________________________

                                   SCHEDULE I


                            LIST OF CTV SHAREHOLDERS





                      ON FILE WITH CTV'S CORPORATE RECORDS

                            List of CTV Shareholders


                                # of CTV Shares            # of New World Shares
Name                            to be Exchanged            to be Issued





TOTAL                              _______                    19,020,167

                                   EXHIBIT "A"


                              DISCLOSURE MATERIALS

THIS DISCLOSURE INFORMATION IS NOT TO BE REPRODUCED OR DISTRIBUTED AND IS FOR THE CONFIDENTIAL USE OF THE NAMED INDIVIDUAL AND HIS OR HER ADVISORS ONLY. YOU SHOULD CAREFULLY REVIEW ALL THE INFORMATION, ESPECIALLY THE SECTION ENTITLED "RISK FACTORS." THE SECURITIES OFFERED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), IN RELIANCE UPON CERTAIN EXEMPTIONS FROM REGISTRATION SET FORTH IN THE SECURITIES ACT. THE SECURITIES HAVE NOT BEEN REGISTERED WITH ANY STATE SECURITIES AUTHORITIES IN RELIANCE ON EXEMPTIONS FROM SUCH REGISTRATION. IN MAKING AN INVESTMENT DECISION, INVESTORS MUST RELY ON THEIR OWN EXAMINATION OF THE ISSUER AND THE TERMS OF THE OFFERING, INCLUDING THE RISKS INVOLVED. THE SECURITIES HAVE NOT BEEN RECOMMENDED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR ADEQUACY OF THIS INFORMATION. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. THE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED PURSUANT TO REGISTRATION THEREUNDER OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY WILL BE REQUIRED TO BEAR THE FINANCIAL RISK OF AN INVESTMENT IN THE SECURITIES FOR AN INDEFINITE PERIOD OF TIME.


                           NEW WORLD PUBLISHING, INC.
REORGANIZATION

         On April 20, 1999, New World Publishing, Inc., a Colorado corporation ("New World"), and Communications Television, Inc., a California corporation ("CTV") (collectively the "Company"), entered into a Letter of Intent providing for the reorganization of CTV with and into New World (the "Reorganization"), with CTV becoming a wholly-owned subsidiary of New World. In connection with the Reorganization, all of the outstanding common and preferred stock of CTV are to be exchanged for 19,020,167 newly issued shares of common voting stock of New World, for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("IRC").

         In exchange for all of CTV Common Shares issued and outstanding, New World shall issue under the Agreement and Plan of Reorganization (the "Reorganization Agreement") to which this Disclosure Information is attached as Exhibit "A", and incorporated therein by reference, an aggregate of 19,020,167 shares ("Securities") to the CTV shareholders on a pro rata basis pursuant to the exemption from the registration requirements of the Securities Act of 1933 (the "Act") promulgated under Regulation D. The parties believe that the share exchange transaction shall be consummated on or before May __, 1999. As a condition of the closing of the share exchange transaction, certain shareholders of New World agreed to cancel 7,425,000 shares of common stock.

NEW WORLD

         New World Publishing, Inc. (the "Company" or "New World") is a Colorado corporation which was formed as JLQ, Inc. on December 28, 1994 to buy, sell, and to generally deal in the wholesale distribution of picture frames and to provide associated services. Since its inception New World has been in the development stage. Currently, New World has no revenues. See audited financial statements of the New World which are a part of Form 10-KSB of the New World for the fiscal year ended January 31, 1999, and which has been incorporated herein and made a part of this Disclosure Information ("Form 10-KSB").

         From New World's inception in 1994 to the date hereof, the New World has had minimal activities. During this period, New World has carried no substantial inventories or accounts receivable. No independent market surveys have ever been conducted to determine demand for the New World's products and services, since New World has never provided substantial products or services. During this period, New World has carried on no material operations and generated no revenues. No operations currently are being carried on by New World. In 1997, New World has investigated certain possibilities and has decided to focus its future operations primarily in the area of publishing art works. To that end, in October, 1997, the New World changed its name from JLQ, Inc. to New World Publishing, Inc. After the share exchange, New World expects to focus its business on CTV's business.

         On October 15, 1997, New World approved a five hundred-for-one forward split of its common stock. Since October 31, 1997, New World has had a total of 10,781,500 common shares issued and outstanding. New World has not been subject to any bankruptcy, receivership or similar proceeding.

         New World's common stock is listed and trading on the NASD's OTC Bulletin Board.

CTV

         The copy of CTV's Summary of Business Plan has been enclosed with this Disclosure Statement.

PRIVATE PLACEMENT

         Simultaneous with the share exchange transaction, it is anticipated that the Company shall complete a private offering of the Company's convertible equity securities in the amount of $500,000 (excluding expenses, if any). No assurances can be given that such private offering will be completed or that the anticipated amount of proceeds will be received by the Company.

NEW WORLD SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK, AND CONSEQUENTLY ARE SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL MEANS WHO HAVE NO NEED FOR LIQUIDITY, WHO CAN AFFORD A TOTAL LOSS OF THEIR INVESTMENT, AND WHO UNDERSTAND, OR HAVE BEEN ADVISED AS TO, THE LONG TERM NATURE OF, AND RISK FACTORS ASSOCIATED WITH, THIS INVESTMENT. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT, OR UNDER THE SECURITIES LAWS OF ANY STATE, NOR HAS THE U.S. SECURITIES AND EXCHANGE COMMISSION THE ("SEC") OR ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS MEMORANDUM. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THERE IS PRESENTLY A LIMITED PUBLIC TRADING MARKET FOR THE COMPANY'S COMMON STOCK. THE SHARES ISSUABLE HEREUNDER ARE NOT IMMEDIATELY TRADEABLE IN SUCH PUBLIC SECURITIES MARKET. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME.

THE CONTENTS OF THIS DISCLOSURE INFORMATION SHOULD NOT BE CONSTRUED BY PROSPECTIVE INVESTORS AS LEGAL OR TAX ADVICE, AND NO REPRESENTATIONS OR WARRANTIES OF ANY KIND ARE INTENDED OR SHOULD BE INFERRED REGARDING THE ECONOMIC RETURN OR THE TAX CONSEQUENCES TO INVESTORS WHO ACQUIRE THE SECURITIES. PROSPECTIVE INVESTORS SHOULD CONSULT THEIR OWN ATTORNEYS, ACCOUNTANTS AND FINANCIAL ADVISORS ABOUT THE LEGAL AND TAX CONSEQUENCES AND THE FINANCIAL RISKS AND MERITS OF AN INVESTMENT IN THE SECURITIES. NO ADVISORS TO THE COMPANY, INCLUDING WITHOUT LIMITATION ATTORNEYS, ACCOUNTANTS AND FINANCIAL ADVISORS SHALL BE LIABLE TO INVESTORS IN THIS OFFERING WITH RESPECT TO THE COMPANY OR THE INFORMATION DISCLOSED HEREIN.

                                  RISK FACTORS

THIS OFFERING OF NEW WORLD SHARES INVOLVES A HIGH DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH HEREIN, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS BEFORE PURCHASING ANY OF THE SHARES OF COMMON STOCK OF THE COMPANY. THIS DISCLOSURE STATEMENT CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, SUCH AS STATEMENTS OF THE COMPANY'S PLANS, OBJECTIVES, EXPECTATIONS AND INTENTIONS. WHEN USED HEREIN, THE WORDS "EXPECTS," "ANTICIPATES," "INTENDS" AND "PLANS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY CERTAIN OF THESE FORWARD-LOOKING STATEMENTS. THE CAUTIONARY STATEMENTS MADE IN HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL RELATED FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR IN THIS DISCLOSURE STATEMENT. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE DISCUSSED BELOW, AS WELL AS THOSE DISCUSSED ELSEWHERE HEREIN.

LIMITED OPERATING HISTORY

New World has no revenues and only limited operations. There can be no assurance that following the share exchange transaction with CTV, New World (with CTV as its wholly-owned subsidiary) will be successful in accomplishing CTV's business goals, and the failure to do so could have a material adverse effect on New World's business, results of operations and financial condition.

CHANGE IN CONTROL

New World's primary plan of operation is based upon the share exchange with CTV. The issuance of 19,020,167 shares of common stock of New World to CTV shareholders would result in reduction of percentage of ownership of present shareholders of New World and in a change in control and management of New World to nominees of CTV. It is anticipated that upon the completion of the share exchange transaction, former shareholders of New World will own approximately 15% of New World's issued and outstanding common stock. Accordingly, the former shareholders of CTV will own approximately 85% of New World's issued and outstanding common stock. As provided in the Reorganization Agreement, of which this Disclosure Information is incorporated as "Exhibit A", upon the closing of the share exchange transaction, the members of CTV's Board of Directors will be appointed to New World's Board of Directors and will control the management of New World.

TAXATION

The Reorganization Agreement has been structured in such a way so as to result in a tax- free treatment to the shareholders of CTV (Sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended), however, there can be no assurances that such business reorganization will meet the statutory requirements of a tax-free reorganization or that the parties will obtain the intended tax-free treatment upon a transfer of stock. A non-qualifying reorganization could result in the imposition of both federal and state taxes which may have an adverse effect on both parties to the transaction.

POTENTIAL DILUTIVE  EFFECT OF FUTURE OFFERINGS

The Company expects to engage in future financings over the next several years. Other than the private placement of $500,000, there are no specific plans to complete any such financings and there can be no assurances that such financings will ever be completed. However, any such financings could involve the issuance of additional securities of the Company and result in the dilution of the ownership interests of the present and prospective shareholders of the Company.

CONTROL BY PRINCIPAL STOCKHOLDERS, EXECUTIVE OFFICERS AND DIRECTORS

Upon completion of the share exchange, the CTV's executive officers and directors (and their affiliates) will, in the aggregate, own more than 64.6% of the Company's outstanding Common Stock. As a result, such persons, acting together, will have the ability to control all matters submitted to stockholders of the Company for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of the Company's assets) and to control the management and affairs of the Company. Accordingly, such concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company, impede a merger, consolidation, takeover or other business combination involving the Company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the Company, which in turn could have an adverse effect on the market price of the Company's Common Stock.

FUTURE CAPITAL NEEDS

The Company currently anticipates that the net proceeds of the anticipated $500,000 private offering, together with its available funds, will be sufficient to meet its anticipated needs for working capital, capital expenditures and business expansion through at least the next three months. Thereafter, the Company may need to, and indeed intends to, raise additional funds. The Company intends to raise additional funds in order to fund its anticipated expansion, to develop new or enhanced services or products, to respond to competitive pressures and potentially to acquire complementary products, businesses or technologies. If such additional funds are raised through the issuance of equity securities, the percentage ownership of the stockholders of the Company will be reduced, stockholders may experience additional dilution and such securities may have rights, preferences and privileges senior to those of the Company's Common Stock. There can be no assurance that additional financing will be available on terms favorable to the Company or at all. If adequate funds are not available or are not available on acceptable terms, the Company may not be able to fund its expansion, take advantage of acquisition opportunities, develop or enhance services or products or respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, results of operations and financial condition.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of the Company's Common Stock in the public market after this offering could adversely affect the market price of the Common Stock. Such sales also might make it more difficult for the Company to sell equity or equity-related securities in the future at a time and price that the Company deems appropriate. There will be approximately 21,333,333 shares of Common Stock outstanding, of which at least 19,020,167 will be restricted securities ("Restricted Securities") (including the shares offered hereby) under the Securities Act . These Restricted Securities will be eligible for sale from time to time upon expiration of applicable holding periods under Rule 144 under the Securities Act. In addition, the holders of the securities issued in this Offering are entitled to certain rights with respect to registration of such shares for sale in the public market. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.

LIMITED MARKET FOR COMMON STOCK

The Company's Common Stock is not eligible for trading on any national or regional exchange. The Company's common Stock is eligible for trading in the NASD OTC Bulletin Board. There has been a limited public market for the Company's Common Stock, and there can be no assurance that an active public market will develop or be sustained after the Reorganization or that investors will be able to sell the Common Stock should they desire to do so. The exchange ratio was determined by negotiations between the Company and management of CTV and may bear no relationship to the price at which the Common Stock will trade after the closing of the Reorganization pursuant to the Reorganization Agreement.

                                 DIVIDEND POLICY

See Form 10-KSB.

                             BUSINESS OF THE COMPANY

See Form 10-KSB.

See CTV's Summary of Business Plan.

REORGANIZATION OF THE COMPANY

On April 20, 1999, New World and CTV (collectively the "Company"), entered into a Letter of Intent providing for the reorganization of CTV with and into New World, with CTV becoming a wholly-owned subsidiary of New World. In connection with the Reorganization, all of the outstanding common stock of CTV was exchanged for shares of common voting stock of New World, for the purpose of effecting a tax-free reorganization pursuant to sections 351, 354 and 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended ("IRC").

In exchange for all of CTV Common Shares issued and outstanding, New World shall issue under the Agreement and Plan of Reorganization an aggregate of 19,020,167 shares to the CTV shareholders on a pro rata basis. As a condition of the closing of the share exchange transaction, certain shareholders of New World agreed to cancel 7,425,000 shares of common stock.

                            MANAGEMENT OF THE COMPANY

See Form 10-KSB.

Upon the closing of the Reorganization, the present members of New World's Board of Directors shall tender their resignations SERIATIM so that the following persons are appointed directors of New World in accordance with procedures set forth in the New World bylaws: David Baeza, Stanton Dodson and John Cooper. Each director shall hold office until his successor shall have been duly elected and shall have qualified or until his or her earlier death, resignation or removal.

Also, upon the closing of the Reorganization, the present officers of New World shall tender their resignations and provide New World with applicable releases concerning their respective employment agreements, if any. Simultaneous therewith, the following persons shall be elected as officers of New World in accordance with procedures set forth in the New World bylaws:

          NAME                             OFFICE

          Stanton Dodson                   Chairman

          David Baeza                      Chief Executive Officer and President

          William J. Cooper                Chief Financial Officer and Secretary

See Summary Business Plan of CTV for further information.

                     DESCRIPTION OF SECURITIES TO BE ISSUED

The Securities offered hereunder consist of shares "restricted stock" of the Company's Common Stock. The following description is intended as a summary only. Each CTV shareholder shall refer to the full text of the Reorganization Agreement.

THE SECURITIES

The securities offered for the exchange under the Agreement consist of 19,020,167 shares of the Company's Common Stock (the "Securities"), issuable at a ratio of 2.3201833 "new" shares for 1 "old" CTV share (whether Common or Preferred).

The exchange ratio and terms of the Reorganization have been determined by the Company and neither bears any relationship to the Company's assets, book value, potential earnings or any other recognized criteria of value. There can be no assurance that an investment in this Reorganization will ever be profitable.

RESTRICTIONS ON TRANSFER FOR U.S. PERSONS THAT WHO ARE ACQUIRING SECURITIES PURSUANT TO REGULATION D

The shares of Common Stock issued pursuant to the Reorganization Agreement, will be restricted under state and federal laws regulating securities. The shares of Common Stock have not been registered under the Act, or any other similar state statute, in reliance upon what the Company believes to be exemptions from the registration requirements contained therein. Accordingly, the shares of Common Stock will be "Restricted Securities" as defined in Rule 144 of the general rules and regulations under the Securities Act, and will bear the following legend:

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF CERTAIN STATES, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO (I) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE LAWS, (II) TO THE EXTENT APPLICABLE, RULE 144 UNDER THE ACT (OR ANY SIMILAR RULE UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES), OR
(III) AN OPINION OF COUNSEL, IF SUCH OPINION SHALL BE REASONABLY SATISFACTORY TO COUNSEL TO THE ISSUER, THAT AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND APPLICABLE STATE LAW IS AVAILABLE.

As "Restricted Securities," an investor must hold them indefinitely and may not dispose or otherwise sell them without registration under the Securities Act and without registration under any applicable state securities laws or unless an exemption from registration is available. The Company has the absolute right, in its sole discretion, to approve or disapprove such transfer.

Absent registration, Rule 144 allows sales, without registration under the Securities Act, on limited amounts of restricted securities that have been held for at least one year in certain circumstances.

Any certificate or other document evidencing the shares of Common Stock will be imprinted with a conspicuous legend stating that the shares of Common Stock have not been registered under the Securities Act and referring to the restrictions on transferability and sale of the shares of Common Stock. In addition, the Company's records concerning the share of Common Stock will include "stop transfer notations" with respect to such securities.




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



                             PRINCIPAL SHAREHOLDERS

See Form 10-KSB for Principal Shareholders of New World .

PRINCIPAL STOCKHOLDERS, DIRECTORS AND OFFICERS. The following table sets forth the beneficial ownership of the Company's Common Stock, following the Reorganization as of May __, 1999, by (i) each person known by the Company to beneficially own 5% or more of the outstanding shares of Common Stock, (ii) each current director and officer of the Company, and (iii) all directors and executive officers of the Company as a group. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

                                                              Amount of
Name and                                                      Beneficial          Percent of
Address                                                       Ownership (1)       Class (1)

David Baeza (1)                                               7,392,684 (2)        33.03%
Chief Executive Officer, President and Director

Stanton Dodson (1)                                            6,513,915 (3)         29.11%
Chairman

William Cooper (1)                                              551,044 (4)          2.46%
Chief Financial Officer,
Secretary and Director

John Cooper (1)                                                       0                 0%

John and Laurie Quam                                          1,200,000              5.63%
1977 S. Vivian Street
Lakewood, CO 80228


All Directors and Officers
as a Group (4 persons)                                       14,457,643              64.6%
-------------------------------

As used in this table, "beneficial ownership" is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to the shares shown. Except as indicated by footnote and subject to community property laws where applicable, to the Company's knowledge the stockholders named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

(1) C/o Communications Television, Inc. address: 11872 La Grange Avenue, 2nd Floor, Los Angeles, CA 90025.
(2) Based on 3,186,250 shares of common stock of CTV held by Mr. Baeza, and the exchange ratio of 2.3201833 shares of New World for each share of common or preferred stock of CTV.
(3) Based on 2,807,500 shares of common stock of CTV held by Mr. Dodson, and the exchange ratio of 2.3201833 shares of New World for each share of common or preferred stock of CTV.
(4) Based on 237,500 shares of common stock of CTV held by Mr. Cooper, and the exchange ratio of 2.3201833 shares of New World for each share of common or preferred stock of CTV.

                          DESCRIPTION OF CAPITAL STOCK

See Form 10-KSB.

COMMON STOCK

      After completion of the Reorganization, 21,333,333 shares will be issued and outstanding, excluding any securities to be issued in the anticipated $500,000 private placement.


                               EXCHANGE PROCEDURE


     The shares of common stock of New World will be issued in exchange for CTV shares of common or preferred stock to CTV shareholders who appropriately complete and deliver a signed Agreement and Plan of Reorganization together with the Investment Letter and Power of Attorney, which is provided as an Exhibit "B" to the Reorganization Agreement, the CTV stock certificates with duly executed stock powers, and such other documents as may be requested (collectively the "Reorganization Documents"), pursuant to the instructions of CTV management.

     The Reorganization Documents set forth certain terms and conditions regarding an investment in the Securities. In addition, the Reorganization Documents contain representations and warranties of the CTV shareholders that will be relied upon by the Company in complying with its obligations under the applicable securities laws. Therefore, care should be taken in reading and completing the Reorganization Documents to insure accuracy and completeness.

                                   EXHIBIT "B"

                 FORM OF INVESTMENT LETTER AND POWER OF ATTORNEY

                     INVESTMENT LETTER AND POWER OF ATTORNEY


May    , 1999


New World Publishing, Inc.
1977 S. Vivian Street
Lakewood, CO 80228


Ladies & Gentlemen:

     The undersigned herewith deposits certificate(s) for shares of common stock and/or preferred stock of Communications Television, Inc., ("CTV"), as described below (endorsed, or having executed stock powers attached) in acceptance of and subject to the terms and conditions of that certain Agreement and Plan of Reorganization (the "Agreement"), between CTV and New World Publishing, Inc. ("New World" or the "Company"), dated May , 1999, receipt of which is hereby acknowledged, in exchange for shares of Common Stock of New World (the "Exchange Shares"). If any condition precedent to the Agreement is not satisfied within the relevant time parameters established in the Agreement (or any extension thereof), the certificate(s) are to be returned to the undersigned.

     The undersigned hereby represents, warrants, covenants and agrees with you that, in connection with the undersigned's acceptance of the terms of the Agreement and Exchange Shares and as of the date of this letter:

     1. The undersigned has received and has read the Agreement, and hereby agrees to and accepts the terms and conditions of the Agreement.

     2. The undersigned does hereby appoint, William Cooper, CTV's Chief Financial Officer ("Attorney") as its lawful attorney and agent with full power to execute any amendments to the Agreement which may be agreed to after the date hereof, which amendments would have been approved by the majority of the CTV's shareholders, on behalf of the undersigned and further grants unto the Attorney, full power and authority to do and perform each and every act necessary to be done to complete the same, subject only to removal or substitution by the undersigned upon written notification to the Attorney of the foregoing.

     3. The undersigned is aware that his, her or its acceptance of the Exchange Shares is irrevocable, absent an extension of the Expiration Date of any material change to any of the terms and conditions of the Agreement.

     4. The undersigned warrants full authority to deposit all shares referred to above and that New World will acquire a good and unencumbered title thereto.

     5. The undersigned has full power and authority to enter into this agreement and that this agreement constitutes a valid and legally binding obligation of the undersigned.

     6. The undersigned represents that the undersigned is_____/ is not_____an "Accredited Investor" as that term is defined in Section 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"), because the undersigned meets one or more of the following requirements: PLEASE CHECK AS MANY BOXES THAT APPLY ONLY IF YOU ARE ACCREDITED INVESTOR:

|_| He or she is a natural person whose individual net worth, or joint net worth with such investor's spouse, exceeds $1,000,000 and either he or she is able to bear the economic risk of investment in the proposed investments or the proposed investments will not exceed 10% of his or her net worth or joint net worth with such investor's spouse;

|_| He or she is a natural person who had individual income in excess of $200,000 in each of the two most recent years, or (except in California) joint income with such investor's spouse in excess of $300,000 in each of those years and reasonably expects to reach the same income level in the current year, and either such investor is able to bear the economic risk of investment in the proposed investments or the proposed investments will not exceed 10% of his or her net worth or joint net worth with such investor's spouse;

|_| It is an organization described in ss. 501(c)(3) of the Internal Revenue Code of 1986 as amended, (i.e., tax exempt entities), corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the proposed investments, with total assets in excess of $5,000,000;

|_| It is a trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the proposed investments, whose purchases are directed by a sophisticated person as described under the first alternative above;

|_| It is a bank as defined in ss. 3(a)(2) of the Securities Act of 1933, or a savings and loan association or other institution as defined in ss. 3(a)(5)(A) of the Securities Act of 1933 whether acting in its individual or fiduciary capacity;

|_| It is a broker registered pursuant toss. 15 of the Securities Exchange Act of 1934;

|_| It is an insurance company as defined in ss. 2(13) of the Securities Act of 1933;

|_| It is an investment company registered under the Investment Company Act of 1940 or a business development company as defined in ss. 2(a)(48) of that Act;

|_| It is a Small Business Investment Company licensed by the U.S. Small Business Administration under ss. 301 (c) or (d) of the Small Business Investment Act of 1958;

|_| It is a private business development company as defined in ss. 202(a)(22) of the Investment Advisers Act of 1940;

|_| It is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in ss. 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are Accredited Investors as described above;

|_| He or she is a director or executive officer of the Company;

|_| It is an entity in which all the equity owners are Accredited Investors since they are all described above.

     7. By execution hereof, the undersigned hereby confirms that the New World common stock to be received in exchange for CTV common stock and/or preferred stock (the "Securities"), will be acquired for investment for the undersigned's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the undersigned has no present intention of selling, granting any participation in, or otherwise distributing the same. By execution hereof, the undersigned further represents the undersigned does not have any contract, undertaking, agreement or arrangement with any third party, with respect to any of the Securities.

     8. The undersigned understands that the Securities are being issued pursuant to available exemption thereto and have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), or under any state securities laws. The undersigned understands that no registration statement has been filed with the United States Securities and Exchange Commission nor with any other regulatory authority and that, as a result, any benefit which might normally accrue to a holder such as me by an impartial review of such a registration statement by the Securities and Exchange Commission or other regulatory authority will not be forthcoming. The undersigned understands that he/she/it cannot sell the Securities unless such sale is registered under the 1933 Act and applicable state securities laws or exemptions from such registration become available. In this connection the undersigned understands that the Company has advised the Transfer Agent for the Common Shares that the Securities are "restricted securities" under the 1933 Act and that they may not be transferred by the undersigned to any person without the prior consent of the Company, which consent of the Company will require an opinion of my counsel to the effect that, in the event the Securities are not registered under the 1933 Act, any transfer as may be proposed by the undersigned must be entitled to an exemption from the registration provisions of the 1933 Act. To this end, the undersigned acknowledges that a restrictive legend will be placed upon the certificate representing the Securities and that the Transfer Agent has been advised of such facts.

     9. The undersigned represents that it is experienced in evaluation and investing in securities of companies and acknowledges that he/she/it is able to fend for itself, can bear the economic risk of this investment and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in the Securities.

     10. The undersigned represents that all information provided by the undersigned herein is true and correct as of the date thereof.

     IN WITNESS WHEREOF, the undersigned has duly executed this Investment Letter as of the date indicated hereon.

Dated:                , 1999


Very truly yours,



----------------------------
(signature)



----------------------------
(print name in full)



----------------------------
( address)